                                                                       Exhibit 5


                              PALMER & DODGE LLP
                   One Beacon Street, Boston, MA 02108-3190


Telephone: (617) 573-0100                             Facsimile: (617) 227-4420


                                  May 5, 2000



Dataware Technologies, Inc.
One Canal Park
Cambridge, Massachusetts 02141


  We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Dataware Technologies, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 2,000,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), offered pursuant to the provisions of the Company's Equity Incentive Plan (the "Plan").

  We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

  Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion as a part of the Registration Statement.

                                Very truly yours,

                                /s/ Palmer & Dodge LLP

                                Palmer & Dodge LLP